Exhibit 10.1

Dated 11th October, 2007

UNILEVER PLC

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UNILEVER N.V.

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JOHNSONDIVERSEY, INC.

UMBRELLA AGREEMENT

IN RESPECT OF PROFESSIONAL PRODUCTS

[EXPLANATORY NOTE: CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN

OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE

SYMBOL “[**]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.]

THIS UMBRELLA AGREEMENT is made the 11th day of October, 2007

BETWEEN:

(1)	UNILEVER PLC, a company incorporated in England and Wales (registered number 41424) whose registered office is at Port Sunlight, Wirral, Merseyside CH62 4UJ, United Kingdom, (“PLC”) and UNILEVER N.V., a company incorporated in The Netherlands whose corporate seat is in Rotterdam and whose registered office is at Weena 455, 3013 A.L. Rotterdam, The Netherlands (“NV”, and together with PLC, “Unilever”);

AND

(2)	JOHNSONDIVERSEY, INC., a Delaware corporation whose principal place of business is at 8310 16th Street, Sturtevant, Wisconsin, 53177-0902, USA (“JohnsonDiversey”).

WHEREAS:

(A)

Pursuant to a Master Sales Agency Agreement dated 3rd May, 2002 (as amended) (the “Former MSA Agreement”) between Unilever and JohnsonDiversey (formerly known as S.C. Johnson Commercial Markets, Inc), the Unilever Affiliates appointed the JD Affiliates to act as their agents (or commissionaire or distributor, as the case may be) in respect of the promotion and sale of the certain professional and other products under trade marks of the Unilever Group into professional channels on their behalf in the Territories, either on the terms and conditions of the Former MSA Agreement or, where local law required this, under local sales agency, commissionaire, distributor or similar agreements entered into by members of their respective Groups pursuant to the Former MSA Agreement (“Local Agreements”).

(B)	As of and with effect from the Commencement Date, the Parties have agreed to terminate the Former MSA Agreement in so far as it relates to all relevant territories, other than the MSA Territories.

(C)	As of and with effect from the Commencement Date, the Parties have agreed to enter into the MLA, the MSA and the MDA.

(D)	The Parties wish to enter into this Agreement to record their agreement with regard to those matters specified herein in connection with the overall arrangements between the Parties under the MSA, MLA and the MDA, including without limitation termination thereof under the circumstances specified in this Agreement, on the terms and conditions of this Agreement.

NOW IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretations

1.1	In this Agreement, the following words shall have the following meanings:

“Additional Agency Fee”	Has the meaning set out in the Former MSA Agreement.

“Agreed Form”	Means, in relation to any document, such document in the form initialled for the purposes of identification only by or on behalf of each of the Parties and attached to this Agreement.

“Amortised Professional Packs Early Termination Fee”	Has the meaning set out in, and is calculated pursuant to, Schedule 1.

“Annual Sales Threshold”	Means, for each Region, 75% (seventy five per cent) of the aggregate of Base Year Sales for each of the Territories in that Region (expressed in Dollars) for the relevant Fiscal Year and, for the Area, the aggregate of the Annual Sales Thresholds of each of the Regions (expressed in Dollars) for the relevant Fiscal Year.

“Area”	Means the area comprising all of the Territories together.

“Base Year Sales”	Means:

	(A)	for the first Fiscal Year during the Term, the Dollar amount specified for each Territory in the third column of Schedule 2;

	(B)	for the second Fiscal Year during the Term, the local currency amount specified for each Territory in the second column of Schedule 2, as changed by Indexation on the first Business Day of the second Fiscal Year, and converted where applicable into Dollars at the exchange rate set forth in respect of such Territory in the fourth column of Schedule 2;

	(C)	for each of the third, fourth and fifth Fiscal Years during the Term, the Base Year Sales for each Territory for the immediately preceding Fiscal Year in local currency, as changed by Indexation on the first Business Day of each such Fiscal Year, and converted where applicable into Dollars at the exchange rate set forth in respect of such Territory in the fourth column of Schedule 2;

	(D)	for the sixth Fiscal Year during the Term, the Net Proceeds of Sale in each Territory during the fifth Fiscal Year in Dollars, converted where applicable from the local currency of such Territory at the respective average exchange rate for the fifth Fiscal
Year as used by JohnsonDiversey in the preparation of its audited financial statements for the fifth Fiscal Year (the “New Exchange Rates”);

	(E)	for the seventh Fiscal Year during the Term, the Net Proceeds of Sale in each Territory during the fifth Fiscal Year in local currency, as changed by Indexation on the first Business Day of the seventh Fiscal Year, and converted where applicable into Dollars at the New Exchange Rate;

	(F)	for each of the eighth, ninth and tenth Fiscal Years during the Term, the Base Year Sales for each Territory for the immediately preceding Fiscal Year in local currency, as changed by Indexation on the first Business Day of each such Fiscal Year, and converted where applicable into Dollars at the respective New Exchange Rates;

PROVIDED that, in each case, on an annual basis and before the end of the first quarter of the following Fiscal Year, Unilever and JohnsonDiversey shall jointly review the Base Year Sales and shall (to the extent not already taken into account in calculating the Base Year Sales) use reasonable endeavours to agree any adjustment necessary to take reasonable account of (i) any Products or Territory in respect of which the MLA or the MSA, as the case may be, have been terminated in accordance with clause 16.2(B) of the MLA or clause 11.2(F) of the MSA during the preceding Fiscal Year; (ii) any material deletion or material addition to the Products (including without limitation as a result of a change to the minimum pack size under the MLA or increases in the smallest pack size of products under the MSA) during the preceding Fiscal Year; and (iii) any Trade Mark or Territory added to the MSA and/or the MLA during the preceding Fiscal Year.

“Commencement Date”	Means 1st January, 2008 or such later date, being the first day of a calendar quarter, as the Parties may agree.

“Commercial Agents Directive”	Has the meaning set out in the MSA.

“Consumer Packs Early Termination Fee”	Has the meaning set out in Schedule 1

“Control”	Has the meaning set out in the MLA.

“Delayed Transition Date”	Has the meaning set out in Clause 4.3.

“Delayed Transition Territory”	Has the meaning set out in Clause 4.3.

“Distribution Products”	Has the meaning set out in Schedule 4.

“Distribution Territories”	Has the meaning set out in Schedule 4.

“Early Termination Fee”	Means, in respect of each Fiscal Year during the Term, the amount calculated in accordance with Schedule 1.

“Final Additional Agency Fee Amounts”	Has the meaning set out in Clause 8.1.

“Fiscal Year”	Has the meaning set out in the MLA.

“Former MSA Agreement”	Means the Master Sales Agency Agreement dated 3rd May, 2002 between the Parties, as amended and extended pursuant to a letter of agreement dated 30th April, 2007.

“Group”	Means, in relation to Unilever, the Unilever Group and, in relation to JohnsonDiversey, the JohnsonDiversey Group, in each case from time to time.

“Gross Profits”	Has the meaning set out in the MLA.

“Index”	Means:

	(A)	in the United States, the Consumer Price Index (CPI-U) as reported by the Bureau of Labour Statistics of the US Department of Labour;

	(B)	in the United Kingdom, the all items retail prices index issued by United Kingdom National Statistics from time to time; and

	(C)	in each other Territory, the most commonly used consumer prices index published in such Territory by official sources from time to time,

or, in any such case, such other index as may replace or be the closest equivalent to any of the above or which Unilever and JohnsonDiversey may otherwise from time to time agree in writing.

“Indexation”	Means increasing or decreasing the relevant amount by the same proportion as the relevant Index has increased or decreased over the relevant year.

“Inter-Affiliate Licence”	Has the meaning set out in the MLA.

“JD Affiliate”	Means, for any Territory, the member of the JohnsonDiversey Group specified in relation to such Territory in the MLA, MSA and/or MDA or any successor in business to such member of the JohnsonDiversey Group.

“JohnsonDiversey Group”	Means any company in which JohnsonDiversey directly or indirectly owns or controls the voting rights attaching to not less than 50% of the issued share capital, or controls directly or indirectly the appointment of a majority of the board of management.

“Local Additional Agency Fees”	Has the meaning set out in the Former MSA Agreement.

“Local Agreement”	Has the meaning set out in Recital (A) to this Agreement.

“MDA”	Means the distribution terms set out in Schedule 4 to this Agreement which shall apply as between the relevant Unilever Affiliate and the relevant JD Affiliate in each of the Distribution Territories with effect from the Commencement Date in accordance with this Agreement.

“MLA”	Means the Master Sub-Licence Agreement to be entered into between the Parties in the Agreed Form on the Commencement Date pursuant to this Agreement.

“MLA Territories”“	Means the Territories, as defined in the MLA.

“MSA”	Means the Amended and Restated Master Sales Agency Agreement to be entered into between the Parties in the Agreed Form on the Commencement Date pursuant to this Agreement.

“MSA Territories”	Means the Territories, as defined in the MSA.

“Net Proceeds of Sale”	Has the meaning set out in the MLA.

“Notice”	Means a notice, notification or other communication given or served in accordance with this Agreement and “Notify” shall be construed accordingly.

“Operating EBITDA”	Has the meaning set out in, and shall be calculated in accordance with Clause 10A and Clause 10B, as appropriate.

“Operational Protocol”	Has the meaning set out in the MLA and/or the MSA.

“Parties”	Means Unilever and JohnsonDiversey and “Party” shall be construed accordingly.

“Proceedings”	Means any proceeding, suit or action arising out of or in connection with this Agreement.

“Products”	Has the meaning set out in the MLA (“MLA Products”) and /or the MSA (“MSA Products”) and/or means the Distribution Products.

“Professional Packs Early Termination Fee”	Has the meaning set out in Schedule 1.

“Region”	Means such one of the following three regions (and “Regions” means such two or more of them) as the context requires: (1) Europe (excluding Turkey); (2) Asia (including Japan, Australia and New Zealand), Africa, the Middle East and Turkey; (3) North America and Latin America (including Mexico and the Caribbean).

“Replacement Agreement”	Has the meaning set out in the MLA and/or the MSA.

“Restated Stockholders’ Agreement”	Means the Amended and Restated Stockholders’ Agreement to be entered into between JohnsonDiversey, Commercial Markets Holdco, Inc. and Marga BV in the Agreed Form on the Commencement Date pursuant to this Agreement.

“Retained MSA Amounts”	Means the amounts which are due from each relevant JD Affiliate to the corresponding Unilever Affiliate as at the Commencement Date in respect of (i) any receivables and other amounts retained by each such JD Affiliate pursuant to clause 9.6 of the Former MSA Agreement; and (ii) any working capital Float (as defined in the Former MSA Agreement) and other amounts advanced by each such Unilever Affiliate by way of working capital Float to each such JD Affiliate pursuant to clause 9.7 of the Former MSA Agreement, in each of (i) and (ii) as at the Commencement Date.

“Royalty”	Has the meaning set out in the MLA.

“Service Document”	Means any writ, summons, order, judgement or other document relating to or in connection with any Proceedings.

“Term”	Means the period beginning on the Commencement Date and ending on the tenth (10th) anniversary of the Commencement Date, unless terminated earlier or extended in accordance with Clause 11.

“Territories”	Has the meaning set out in the MLA and /or the MSA and/or means the Distribution Territories.

“Trade Marks”	Means, in relation to each Product, the marks, logos and brands of the Unilever Group by reference to which that Product is promoted or sold by the JohnsonDiversey Group in accordance with the MLA, MSA or MDA, as the case may be.

“Unilever Affiliate”	Means, for any Territory, the member of the Unilever Group specified in relation to such Territory in the MLA, the MSA and/or the MDA or any successor in business to such member of the Unilever Group.

“Unilever Group”	Means PLC, NV and any company in which either or both together directly or indirectly owns or controls the voting rights attaching to not less than 50% of the issued share capital, or controls directly or indirectly the appointment of a majority of the board of management.

1.2	In construing this Agreement, unless otherwise specified:

(A)	references to Clauses and Schedules are to clauses of, and schedules to, this Agreement;

(B)	use of any gender includes the other gender;

(C)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(E)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(F)	references to times are to London times;

(G)	references to “indemnifying” any person against any circumstance include indemnifying and keeping him harmless, on an after tax basis, from all actions, claims and proceedings from time to time made against him and all loss, damage, payments, costs or expenses suffered made or incurred by him as a consequence of that circumstance that are properly recoverable under English law;

(H)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

(I)	headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(J)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(K)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(L)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(M)	references to currencies means the legal currency in its respective jurisdiction and, in particular, “Dollars” means United States dollars, “Euro” means euros issued by any of the participating member states of the European Union, and “Sterling” means pounds sterling issued by the United Kingdom.

1.3	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

2.	Capacity

2.1	Unilever are entering into this Agreement for themselves and as agent for each Unilever Affiliate and JohnsonDiversey is entering into this Agreement for itself and as agent for each JD Affiliate.

2.2	Where in this Agreement a Unilever Affiliate or a JD Affiliate is expressed to have an obligation, the expression of that obligation shall be construed as Unilever or JohnsonDiversey (as the case may be) agreeing on behalf of the relevant Unilever Affiliate or JD Affiliate to assume such obligation.

2.3	Notwithstanding any other provision of this Agreement:

(A)	Unilever shall procure, as regards any Unilever Affiliate and its Territory, that such Unilever Affiliate complies with its obligations under this Agreement; and

(B)	JohnsonDiversey shall procure, as regards any JD Affiliate and its Territory, that such JD Affiliate complies with its obligations under this Agreement.

3.	Termination of Former MSA Agreement and Local Agreements in the Former MSA Territories

3.1	Subject to Clause 4.3, as at and with effect from the Commencement Date, the Former MSA Agreement shall be and is hereby terminated by mutual agreement of Unilever and JohnsonDiversey in so far as it relates to all territories, other than the MSA Territories (the “Former MSA Territories”).

3.2	Subject to Clause 4.3, as at and with effect from the Commencement Date, each Local Agreement relating to any Former MSA Territory shall be and is hereby terminated by mutual agreement of the relevant Unilever Affiliate and the relevant JD Affiliate that are parties to such Local Agreement, and Unilever and JohnsonDiversey hereby agree and undertake to procure such termination in accordance with this Agreement.

3.3	The Unilever Affiliates and the JD Affiliates in the Former MSA Territories shall where necessary or desirable, or where reasonably requested by the other, execute such agreements or other documents, make such filings or notifications and take such other steps in the Former MSA Territory as may be reasonably required to give effect to the termination of the Former MSA Agreement and any Local Agreement in such Former MSA Territory in accordance with this Agreement. The terms of any such local termination agreement shall so far as possible be consistent with the terms of this Agreement and shall be the minimum necessary to give effect to this Agreement and to comply with any relevant requirements of local law.

3.4	Unilever and the Unilever Affiliates in the Former MSA Territories and JohnsonDiversey and the JD Affiliates in the Former MSA Territories hereby waive all notice requirements in the Former MSA Agreement, any Local Agreement in the Former MSA Territories or otherwise in respect of the terminations referred to in Clauses 3.1 and 3.2 and acknowledge and agree that clause 11.5 of the Former MSA Agreement shall not apply to the terminations effected by or pursuant to this Agreeement.

3.5	Unilever and the Unilever Affiliates in the Former MSA Territories and JohnsonDiversey and the JD Affiliates in the Former MSA Territories shall comply with clause 12 of the Former MSA Agreement, and any equivalent provisions in any Local Agreement in the Former MSA Territories, in each of the Former MSA Territories, save in each case as amended or provided by this Agreement and save that, notwithstanding any provision to the contrary in the Former MSA Agreement or any Local Agreement in the Former MSA Territories:

(A)	the JD Affiliate in each MLA Territory or MSA Territory shall not be required to return to the Unilever Affiliate in each such Territory any inventory stocks of products that are Products under the MLA or the MSA (other than any such Products as are determined to be obsolete in accordance with Unilever’s Accounting Policy Manual, which the JD Affiliate shall, as directed by the Unilever Affiliate, either return to the Unilever Affliate or dispose of in accordance with the Unilever Afffiliate’s instructions) or other materials relating thereto, including, but not limited to, catalogues, sales literature and samples;

(B)	neither Unilever nor any Unilever Affiliate shall pay any Local Additional Agency Fee to JohnsonDiversey or to any JD Affiliate upon termination (in so far as it relates to the Former MSA Territories) of the Former MSA Agreement or any Local Agreement in respect of the Former MSA Territories. For the avoidance of doubt , neither Unilever nor any Unilever Affiliate in any MSA Territory shall be obliged to pay any Local Additional Agency Fee to JohnsonDiversey or to any JD Affiliate as consequence of the arrangements set forth in this Agreement;

(C)	Save as provided in this Agreement, each JD Affiliate shall pay to the corresponding Unilever Affiliate all amounts required to be paid under the Former MSA Agreement and/or any Local Agreement in respect of Former MSA Territories (after set-off, where applicable, of the amount of any Agency Fee (as defined in the Former MSA Agreement) payable in respect of the Net Proceeds of Sale (as defined in the Former MSA Agreement) for the same period but without set-off in respect of Local Additional Agency Fee for the period prior to the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date) (the “Final Period”)) on or before the expiry of 10 (ten) Business Days following the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date);

(D)	Each JD Affiliate in the Former MSA Territories shall at its own cost and expense be entitled to recover from customers all sums in respect of sales of products in the Former MSA Territories under the Former MSA Agreement and related VAT, sales tax and duty for the period prior to the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date) after the payment pursuant to sub-clause (C) above is made. No JD Affiliate in the Former MSA Territories shall be required to comply with the obligations contained in clauses 12.1(E)(ii) and (iii) of the Former MSA Agreement.

(E)	Compliance by JD Affiliates in the Former MSA Territories with clause 12.1(C) of the Former MSA Agreement shall be without prejudice to and shall not affect any rights exercisable by them in accordance with the MLA or MDA.

4.	Transactions on the Commencement Date

4.1	Subject to and conditional upon the termination of the Former MSA Agreement with respect to the Former MSA Territories (except as provided in Clause 4.3) and as provided in clause 4.2, on the Commencement Date:

(A)	The Parties shall execute the MSA.

(B)	The Parties shall execute the MLA.

(C)	Subject to Clause 4.3, Unilever shall procure the execution by the relevant Unilever Affiliates of an Inter-Affiliate Licence in respect of each MLA Territory.

(D)	Subject to Clause 4.3, JohnsonDiversey shall execute, or procure the execution by the relevant JD Affiliates of, an Inter-Affiliate Licence in respect of each MLA Territory.

(E)	The Parties shall execute, or procure the execution by the relevant members of their respective Groups of, any agreements necessary to give effect to any amendments required to any Local Agreement in any MSA Territories as a consequence of the Parties having entered into the MSA.

(F)	Subject to Clause 4.3, the Parties shall procure that the MDA shall come into effect and shall execute and procure the execution by the relevant members of their respective Groups of any agreements or other documents required to give effect to the MDA in the Distribution Territories.

(G)	Unilever shall deliver to JohnsonDiversey one execution copy of the Restated Stockholders’ Agreement duly executed by Marga BV.

(H)	JohnsonDiversey shall deliver to Unilever one execution copy of the Restated Stockholders’ Agreement duly executed by JohnsonDiversey Holdings, Inc., and Commercial Markets Holdco, Inc.

4.2	Unless agreed otherwise in writing between the Parties:

(A)	none of the MSA, MLA and MDA shall become effective and legally binding until each of the MSA and MLA shall have been executed by each of the Parties;

(B)	no Inter-Affiliate Licence shall become effective and legally binding until the MLA shall have been executed by each of the Parties; and

(C)	Clauses 3, 6, 7, 8, 9, 10A and 10B shall not become effective and legally binding until each of the MSA and MLA shall have been executed by each of the Parties.

4.3	Where any consent, approval or agreement of any third party is required to the execution or coming into effect of any Inter-Affiliate Licence in any MLA Territory or where any governmental, legal, regulatory or administrative application, approval, registration, procedure or other requirement must be complied with in order for the MLA to come lawfully into effect in any MLA Territory or for the lawful execution or coming into effect of any Inter-Affiliate Licence in any MLA Territory, and such consent, approval or agreement has not been obtained or such application, approval, registration, procedure or other requirement has not been complied with prior to the Commencement Date in such MLA Territory (a “Delayed Transition Territory”):

(A)	notwithstanding the foregoing provisions of this Clause 4, until the relevant consent, approval or agreement has been obtained or application, approval, registration, procedure or other requirement has been complied with (as the case may be) (the “Delayed Transition Date”), the Former MSA Agreement and any existing Local Agreement shall remain in effect and shall continue to apply in respect of each such Delayed Transition Territory, the MLA in so far as it relates to such Delayed Transition Territory and/or the relevant Inter-Affiliate Licence shall only become effective or be legally binding as from the Delayed Transition Date and the Former MSA Agreement and any existing Local Agreement shall terminate in relation to such Delayed Transition Territory on the Delayed Transition Date;

(B)	the Parties shall and shall procure that the respective Unilever and JD Affiliates shall, at their respective cost, each use their reasonable endeavours after the Commencement Date to obtain the consent, approval or agreement or to ensure that the relevant application, approval, registration, procedure or other requirement is complied with (as the case may be) as soon as possible, provided that such reasonable endeavours shall not include the making of any material payment (other than as to their own costs or any fee related thereto) or provide any third party guarantee.

(C)	with respect to any Delayed Transition Territory where the Delayed Transition Date has not occurred on or before the first anniversary of the Commencement Date, on such first anniversary date (i) each such Delayed Transition Territory shall become a “Territory” subject to the MSA (and the MSA shall be deemed to be amended to add each such Delayed Transition Territory to the “Territories” subject to the MSA); (ii) such Delayed Transition Territory shall no longer be a “Territory” subject to the MLA (and the MLA shall be deemed to be amended to delete each such Delayed Transition Territory from the “Territories” subject to the MLA), and (iii) the Former MSA and any existing Local Agreement under the Former MSA Agreement shall cease to remain in effect in relation to such Delayed Transition Territory.

4.4	Where any governmental, legal, regulatory or administrative application, approval, registration, procedure or other requirement must be complied with in any Territory in relation to any Product and such application, approval, registration, procedure or other requirement has not been complied or waived prior to the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date):

(A)	JohnsonDiversey shall and shall procure that the relevant JD Affiliate shall, at its cost, use its reasonable endeavours after the Commencement Date to ensure that the relevant application, approval, registration, procedure or other requirement is complied with as soon as possible, provided that such reasonable endeavours shall not include the making of any material payment (other than as to its own costs or any fee related thereto) or provide any third party guarantee;

(B)	the Parties shall use their respective reasonable endeavours to give effect to the MLA, Inter-Affiliate Licence, MSA, Local Agreement and/or MDA, as the case may be, in relation to such Product so far as is legally possible in such Territory but where this is not legally possible, such Product shall be deemed not to have been included in any such agreement in respect of such Territory pending compliance with or waiver of such application, approval, registration, procedure or other requirement. The relevant Unilever Affiliate and JD Affiliate will pending such compliance or waiver reasonably cooperate to put in place on a temporary, transitional basis alternative arrangements or structures in respect of such affected Product on terms to be mutually agreed. Once such application, approval, registration, procedure or other requirement has been complied with or waived any such transitional arrangements shall cease and such Product shall be added to the MLA, Inter-Affiliate Licence, MSA, Local Agreement and/or MDA, as the case may be.

5.	Actions before the Commencement Date

5.1	The Parties shall, as soon as reasonably practicable after the date hereof, and in any event prior to the date which is ten (10) Business Days before the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date), review by reference to the latest available information and use reasonable endeavours to agree or procure agreement to such revisions as may be required to the following in order to reflect the position as at the latest reasonably practicable date prior to the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date):

(A)	the Distribution Products set out in Part B of Schedule 4;

(B)	the MLA Products set out in Schedule 1 to the MLA;

(C)	the Professional Pack (as defined the MLA) size ranges set out in Schedule 1 to the MLA, in so far as they apply to Product Groups (as defined in the MLA) in MLA Territories outside of Europe and North America;

(D)	the Shared Customers (as defined the MLA) set out in Schedule 8 to the MLA;

(E)	the Non-Follow Products (as defined the MLA) set out in Schedule 9 to the MLA;

(F)	the MSA Products set out in Schedule 5 to the MSA;

Any changes required to such schedules shall, once agreed by the Parties, be recorded in writing as between the relevant parties as a variation to, and in accordance with, the applicable agreement referred to above and such schedules as so amended shall be substituted for and replace such schedule to such agreement as at and with effect from the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date).

5.2	The Parties acknowledge and accept that the Operational Protocol attached as schedule 5 to the MLA and that agreed by the Parties in relation to the MSA apply only in relation to the Region of Europe (excluding Turkey). The Parties shall use their reasonable endeavours to agree, document and adopt prior to the Commencement Date operational protocols in respect of the MLA and the MSA in the other Regions on the basis of the relevant Operational Protocol, subject to any variations necessary in each such other Region.

6.	Retained MSA Amounts

6.1	The Parties hereby agree and confirm that as of the date of this Agreement the Retained MSA Amount advanced by each Unilever Affiliate to the corresponding JD Affiliate and owed by each JD Affiliate to the corresponding Unilever Affiliate is as set forth in Schedule 3. Any change required to such Schedule in order to reflect the position as at the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date) shall be agreed by the Parties at least five (5) Business Days prior to the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date) and, once agreed by the Parties shall stand in place of the Schedule attached hereto as at the date of this Agreement.

6.2	JohnsonDiversey and the JD Affiliates and Unilever and the Unilever Affiliates hereby agree and confirm that upon and in respect of the termination of the Former MSA Agreement and the Local Agreements in the Former MSA Territories effected by or pursuant to this Agreement (which for the avoidance of doubt shall be the Commencement Date or, in relation to any Delayed Transition Territory, the Delayed Transition Date):

(A)	clause 9.10 of the Former MSA Agreement shall not apply and shall be deemed to have been deleted from the Former MSA Agreement (and any equivalent provision thereto from each Local Agreement) immediately prior to such terminations in respect of all MSA Territories and MLA Territories; and

(B)	the Retained MSA Amount in each MSA Territory and MLA Territory shall be paid by each JD Affiliate to the corresponding Unilever Affiliate in accordance with Clause 6.3 of this Agreement.

6.3

Each JD Affiliate shall pay the corresponding Retained MSA Amount set forth against its name in Schedule 3 to the corresponding Unilever Affiliate on or before either (i) 1st October, 2013 or (ii) if earlier, on or before the date on which the MLA or MSA as the case may be, is terminated in respect of the relevant MLA Territory or MSA Territory; provided always that notwithstanding the foregoing all Retained MSA Amounts, to the extent not already paid by such date, shall become immediately due and payable and shall be paid by the JD Affiliates to the corresponding Unilever Affiliates in full in the event that Marga B.V. (or any other member of the Unilever Group in succession to it) ceases to be a shareholder of JohnsonDiversey Holdings, Inc.

6.4	Any payment made pursuant to Clause 6.3 shall be made by the relevant JD Affiliate in the relevant local currency by wire transfer or by delivery to the relevant Unilever Affiliate of the relevant Retained MSA Amount in immediately available funds. The payee shall designate its preferred method of payment (and wire instructions, if appropriate) for such purpose at least three (3) Business Days prior to the date of the payment (or, if not so designated, any such payment shall be made by certified or official bank check payable in immediately available funds to the order of the payee in such amount).

6.5	In consideration of the Unilever Affiliates agreeing, in accordance with this Clause 6, to extend the date for repayment by JD Affiliates of the Retained MSA Amounts beyond the date originally agreed for such repayment in the Former MSA Agreement, JohnsonDiversey and the JD Affiliates have agreed to a reduction in the Additional Agency Fees and Local Additional Agency Fees on the basis set forth in Clause 8 and Schedule 1, which reduction is reflected in the calculation of the Early Termination Fees.

7.	MSA Closing Stock

7.1	As soon as reasonably practicable and in any event no later than 15 Business Days after the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date), JohnsonDiversey shall procure that each JD Affiliate in the MLA Territories shall prepare and deliver to the Unilever Affiliate in the same MLA Territory a stock audit certificate in accordance with clause 6.14 of the Former MSA Agreement (the “Former MSA Closing Statement”) in respect of the amount and value of all stocks of MLA Products held by each JD Affiliate (or by third parties on its behalf) as of the Commencement Date (other than any such Products as are determined to be obsolete in accordance with Unilever’s Accounting Policy Manual and either returned to the Unilever Affliate or disposed of in accordance with Clause 3.5(A)) and any lost or damaged stock of any Products (the “Former MSA Closing Stock”).

7.2	The Unilever Parties shall procure that each Unilever Affiliate gives to the JD Affiliate in the same MLA Territory such access to its personnel and records as is reasonably required and shall cause such personnel to render such assistance as the JD Affiliate may reasonably request in each case in connection with the preparation of the Former MSA Closing Statement; provided that such access shall be organized in a manner as shall not unreasonably disrupt the normal operations of the Unilever Affiliate.

7.3	The Former MSA Closing Stock shall be valued on the basis of the transfer price for each such MLA Product as agreed between each JD Affiliate and Unilever Affiliate to be applicable as from the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date) and shall be expressed in local currency.

7.4	If any Unilever Affiliate disagrees with the corresponding JD Affiliate’s calculation of the Former MSA Closing Stock, it may, within 15 Business Days after receipt thereof, deliver a notice to the JD Affiliate disagreeing with such calculation and setting forth its calculation of such amount (a “Notice of Disagreement”). Any such Notice of Disagreement shall specify those items or amounts as to which the Unilever Affiliate disagrees (“Disputed Items”), and it shall be deemed to have agreed with all other items and amounts. If the Unilever Affiliate does not disagree with the Former MSA Closing Statement within such 15 Business Day period, then the Former MSA Closing Statement as provided by the JD Affiliate shall be deemed to be agreed and in final form.

7.5	If a Notice of Disagreement shall be delivered in accordance with Clause 7.4, the Parties shall, during the 15 Business Days following such delivery, use their respective reasonable best efforts to reach agreement on the Disputed Items in order to determine the amount and value of the Former MSA Closing Stock and if so agreed, the Former MSA Closing Statement shall be amended, as necessary, to reflect such agreement.

7.6

If the Parties are not able to reach agreement as to amount and value of the Former MSA Closing Stock during the period specified in Clause 7.5, the Parties shall promptly thereafter cause an independent, internationally recognized firm of accountants (the “Accountant”) to review the Disputed Items and all relevant records for the purpose of calculating and determining the amount and value of the Former MSA Closing Stock.

In making each such determination, the Accountant shall deliver to the Parties, as promptly as practicable, but in no event more than 20 Business Days following the retaining of the Accountant for such purpose, a report setting forth its determination of the amount and value of the Former MSA Closing Stock, which shall be final and binding on the parties hereto. The cost of any such review and report shall be borne as to  10/13 by JohnsonDiversey and  3/13 by Unilever.

7.7	Each Unilever Affiliate shall sell, transfer and deliver to the JD Affiliate in its MLA Territory, and each such JD Affiliate shall purchase, as of the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date), the Former MSA Closing Stock, for the amount finally determined and agreed to be its value in accordance with this Clause 7, in its MLA Territory, such amount to be paid by each JD Affiliate to the corresponding Unilever Affiliate within 40 Business Days following the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date) or within 10 Business Days following receipt of any invoice from the relevant Unilever Affiliate for such amount, whichever is the later.

7.8	Any payment made pursuant to Clause 7.7 shall be made by the relevant JD Affiliate in the relevant local currency by wire transfer or by delivery to the relevant Unilever Affiliate of the relevant amount in immediately available funds. The payee shall designate its preferred method of payment (and wire instructions, if appropriate) for such purpose at least three (3) Business Days prior to the date of the payment (or, if not so designated, any such payment shall be made by certified or official bank check payable in immediately available funds to the order of the payee in such amount).

8.	Early Termination Fees

8.1	The Parties and their respective Affiliates hereby agree and confirm that, taking into account prior payments of Local Additional Agency Fees made by Unilever Affiliates in respect of partial terminations of the Former MSA Agreement (and any related Local Agreements) (including for the avoidance doubt any amounts due (if any) in respect of Chile and UK, which amounts, if not already paid by the date hereof, shall be paid as soon as possible hereafter and in any event prior to the Commencement Date), the remaining balances of the Local Additional Agency Fees in each Territory and of the aggregate amount of the Additional Agency Fees across all the Territories immediately prior to termination of the Former MSA Agreement and the Local Agreements and execution of the MSA and the MLA pursuant to this Agreement are as set forth in column (1) (headed “Additional Agency Fee Outstanding”) of Appendix A to Schedule 1 (the “Final Additional Agency Fee Amounts”).

8.2	The Parties hereby agree and confirm that upon and in respect of the termination of the Former MSA Agreement and the Local Agreements and execution of the MSA and the MLA pursuant to this Agreement:

(A)	clause 12.2 of the Former MSA Agreement shall not apply and shall be regarded as having been deleted from the Former MSA Agreement (and any equivalent provision thereto from any Local Agreement) immediately prior to the Commencement Date;

(B)	the Final Additional Agency Fee Amounts are not and shall not be nor become payable as a consequence of the termination of the Former MSA Agreement (and any related Local Agreements) or any other act or transaction pursuant to this Agreement;

(C)	no other amounts in respect of Additional Agency Fees or Local Additional Agency Fees are nor shall they be nor become payable as consequence of the termination of the Former MSA Agreement (and related Local Agreements) or any other act or transaction pursuant to this Agreement.

8.3	The Parties hereby acknowledge and confirm that the arrangements set out in the Former MSA Agreement and the Local Agreements for the payment of Additional Agency Fees and Local Additional Agency Fees by Unilever and the Unilever Affiliates have been replaced by new arrangements for the payment of Early Termination Fees in accordance with and on the terms of this Agreement, the MSA, the MLA (and the Inter Affiliate Licences) and the MDA. In consideration of the agreement by Unilever and the Unilever Affiliates to pay Early Termination Fees subject to and on the terms and conditions of this Agreement, the MSA, the MLA (and the Inter Affiliate Licences) and the MDA, JohnsonDiversey and the JD Affiliates hereby waive any right or entitlement they may have to receive, and release Unilever and the Unilever Affiliates from any obligation to pay, the Final Additional Agency Fee Amounts, or any other amounts in respect of Additional Agency Fees or Local Additional Agency Fees, howsoever arising, whether under the Former MSA Agreement or any Local Agreement or by operation of law in any Territory, now or at any time in the future.

8.4	Within 20 Business Days following the first anniversary of the Commencement Date (or in relation to any Delayed Transition Territory, the Delayed Transition Date), the JD Affiliate in each MLA Territory shall compare (i) the gross margin (being Net Proceeds of Sales, less marketing appropriation and cost of goods sold (where for the avoidance of doubt the cost of goods sold excludes warehousing and distribution costs) it has made on sales of Distribution Products sold under the MDA in the first twelve month period following the Commencement Date; with (ii) the Agency Fee (and in the event that in any such MLA Territory a Reduced Agency Fee (as defined in the Former MSA Agreement) was used to compute any part of the Agency Fee received in respect of 2006, then the Agency Fee attributable to the equivalent products sold under the Former MSA Agreement shall be calculated by applying the average of all Agency Fees received in respect of 2006) it received from the Unilever Affiliate in that Territory in relation to the equivalent products sold under the Former MSA Agreement during the calendar year 2006 (“2006 Agency Fee”) and shall express any increase or decrease as a percentage of the 2006 Agency Fee (“% Consumer Packs Profit Increase/Decrease”), which shall be applied as follows:

(A)	If there is a % Consumer Packs Profit Decrease, then the Unilever Affiliate shall pay to the JD Affiliate in that Territory within 20 Business Days of the claim by the JD Affiliate an amount equal to the product of the Consumer Packs Early Termination Fee times the % Consumer Packs Profit Decrease and the balance, if any, of the Consumer Packs Early Termination Fee shall be added to the Professional Packs Early Termination Fee, which shall be increased by such amount.

(B)	If there is a % Consumer Packs Profit Increase, then the Unilever Affiliate shall have no liability to the JD Affiliate in that Territory for any of the Consumer Packs Early Termination Fee (which amount will therefore be written off) and the Professional Packs Early Termination Fee for that Territory shall be reduced by an amount equal to the product of the Consumer Packs Early Termination Fee and the % Consumer Packs Profit Increase.

For the avoidance of doubt, there shall be no payment by a Unilever Affiliate to a JD Affiliate in any MSA Territory under this Clause 8.4.

8.5	Upon termination of the MLA, in whole or in part, (i) by Unilever pursuant to clauses 16.2 or 16.4(C) of the MLA or (ii) pursuant to clause 16.3 of the MLA, provided such termination of the MLA results from a termination of the MSA either (a) by JohnsonDiversey pursuant to clauses 11.1 or 11.3 of the MSA; or (b) by Unilever pursuant to clauses 11.2(A), (B), (E) or (F) of the MSA, then Unilever shall pay to JohnsonDiversey (or procure payment by the relevant Unilever Affiliates to the relevant JD Affiliates) the relevant proportion of the Amortised Professional Packs Early Termination Fee (as determined in accordance with Clause 8.7), such amount to be paid within 40 Business Days after final determination of the proper amount payable or within 10 Business Days following receipt of any invoice from the relevant JD Affiliate for such amount, whichever is the later.

8.6	Upon termination of the MSA, in whole or in part, (i) by JohnsonDiversey pursuant to clauses 11.1 or 11.3 of the MSA; (ii) by Unilever pursuant to clauses 11.2 (A), (B), (E) or (F) of the MSA; or (iii) pursuant to clause 11.4 of the MSA, provided such termination of the MSA results from a termination of the MLA by Unilever pursuant to clauses 16.2 or 16.4(C) of the MLA, then Unilever shall pay to JohnsonDiversey (or procure payment by the relevant Unilever Affiliates to the relevant JD Affiliates) the relevant proportion of the Amortised Professional Packs Early Termination Fee (as determined in accordance with Clause 8.7), such amount to be paid within 40 Business Days after final determination of the proper amount payable or within 10 Business Days following receipt of any invoice from the relevant JD Affiliate for such amount, whichever is the later.

8.7	The relevant proportion of the Amortised Professional Packs Early Termination Fee to be paid by the Unilever Affiliate pursuant to Clauses 8.5 and 8.6 shall be calculated by applying the percentage of total sales in the relevant Territory for the twelve months immediately prior to termination represented by sales of the Products directly affected by such termination to the amount of the Amortised Professional Packs Early Termination Fee, the amount of the Amortised Professional Packs Early Termination Fee being immediately reduced by any payment under this Clause.

8.8	Any claims made by a JD Affiliate for a payment by the Unilever Affiliate in the relevant Territory of part of the Early Termination Fee shall be supported by an audit certificate from either JohnsonDiversey’s external auditor or by JohnsonDiversey’s Internal Audit Department as to the amount claimed in accordance with this Agreement. If the certificate is from JohnsonDiversey’s Internal Audit Department, Unilever shall have the right to request a certificate from a recognised international auditing firm as to the amount claimed, the cost of which shall be shared equally by the Parties.

9.	Compensation for Loss of Profit

9.1	By way of compensation for any loss of profit that JohnsonDiversey may suffer as a result of the termination of the Former MSA Agreement and its replacement by the MLA, and in full and final settlement of any claim it or any of its Affiliates may have in respect thereof, Unilever shall pay JohnsonDiversey the following sums in aggregate:

(A)	Before the first anniversary of the Commencement Date, an amount that is equal to US$ 3,500,000 (three million, five hundred thousand Dollars) LESS the aggregate of all Consumer Packs Early Termination Fees paid pursuant to Clause 8.4(A); and

(B)	Before the second anniversary of the Commencement Date, US$ 1,000,000 (one million Dollars).

9.2	The payments referred to in Clause 9.1 (for the avoidance of doubt, in the case of Clause 9.1(A), after deduction of the aggregate of all Consumer Packs Early Termination Fees paid pursuant to Clause 8.4(A)) shall be allocated to the JD Affiliates pro rata to any payments made pursuant to Clause 8.4 (or in the case of the payment pursuant to clause 9.1(A), JohnsonDiversey’s good faith estimate thereof) and the corresponding Unilever Affiliate shall pay the relevant amount to the JD Affiliate in each relevant Territory and (i) in the case of any payment pursuant to Clause 9.1(A) for that Territory, the Consumer Packs Early Termination Fee for that Territory shall be reduced by an equal amount (and in the event that such amount exceeds the Consumer Packs Early Termination Fee, the Consumer Packs Early Termination Fee shall be reduced to zero and any balance remaining shall be applied so as to reduce the Professional Packs Early Termination Fee for that Territory) and (ii) in the case of any payment pursuant to Clause 9.1(B) for that Territory, the Professional Packs Early Termination Fee for that Territory shall be reduced by an equal amount.

10A.	Profit Sharing Arrangements under the MLA

10A.1	Within each MLA Territory, the Unilever Affiliate and the JD Affiliate shall share the total Operating EBITDA relating to the Products (as determined in accordance with this Clause 10A) made by both Affiliates according to a fixed proportion as follows: the Unilever Affiliate shall take [**]% and the JD Affiliate shall take [**]%.

10A.2	The 4% Royalty in the MLA is calculated with the intention of achieving the profit shares referred in Clause 10A.1, based on the results of both Parties during 2006 (but excluding business with Costco in the UK during that year).

10A.3	In arriving at the Operating EBITDA made each Fiscal Year by the Unilever Affiliate and the JD Affiliate in each MLA Territory, the following conditions shall apply for the purposes of this calculation:

(A)	Where Products sold in the MLA Territories are manufactured partly or wholly by a member of the Unilever Group, such member of the Unilever Group shall invoice the Products to the relevant JD Affiliate at internal inter-company transfer prices using the same method of calculation of such transfer prices as was used during 2006.

(B)	In each MLA Territory, the relevant JD Affiliate and the relevant Unilever Affiliate shall charge a fixed percentage of sales as overheads, as prescribed for that Territory in Schedule 5. For this purpose, overheads comprise all costs other than those normally relating to the bill of materials of products sold, including warehousing, freight, advertising and promotion (subject as provided below), selling, general and administration costs, but excluding depreciation. The A&P (advertising and promotion) costs set out in Schedule 5 and included in the fixed overheads for each JD Affiliate in the MLA Territories shall only be charged to the extent that they have actually been incurred by such JD Affiliate and, unless previously agreed in writing with the relevant Unilever Affiliate, no amount in respect of A&P costs in excess of the amount specified in Schedule 5 in relation to each such JD Affiliate shall be charged or taken in to account for these purposes.

10A.4	By the end of the fifteenth day of the second month following the end of each Fiscal Year, the Unilever Affiliate and the JD Affiliate in each MLA Territory shall present its results for the year to the other through financial officers centrally designated by Unilever and JD respectively who shall together calculate and agree upon the combined Operating EBITDA relating to the sale of the Products for that MLA Territory. The results communicated will be strictly limited to information required to calculate and agree upon the combined Operating EBIDTA in accordance with this Clause 10A.4 and will not be communicated or in any way shared with operational staff active within the Unilever Affiliate or the JD Affiliate in each MLA Territory.

10A.5	If either the Unilever Affiliate or the JD Affiliate has achieved a higher proportion of the combined Operating EBITDA than that prescribed in Clause 10A.1 above, then subject to Clause 10A.8, that Affiliate shall, by the end of the first quarter of the year following the year in question, pay to the other Affiliate a lump sum by way of a profit adjustment, such that the combined Operating EBITDA for the Territory is shared according to the fixed proportion prescribed in Clause 10A.1 above.

10A.6	To support the year-end accounting requirements of both Parties, the Unilever Affiliate and the JD Affiliate in each MLA Territory shall, by the end of the month of November of each Fiscal Year, inform each other of its estimated Operating EBITDA for that Fiscal Year and shall agree upon the amount of the estimated profit adjustment that will be required. This estimated profit adjustment will not be paid by either Affiliate and will be superseded by the actual profit adjustment agreed by the relevant Unilever Affiliate and JD Affiliate following the end of the Fiscal Year in question in accordance with Clauses 10A.4 and 10A.5.

10A.7	If, in any Fiscal Year, the sum of all profit adjustments paid by either the Unilever Affiliates or the JD Affiliates in the MLA Territories (net of profit adjustments received in the MLA Territories) exceeds US$ [**] ([**] Dollars), then the Parties shall, subject to Clause 10A.8, amend the Royalty payable pursuant to the MLA for subsequent years to the rate that would have achieved the agreed [**]:[**] profit share prescribed under Clause 10A.1 above for the Fiscal Year in question. The new Royalty will be calculated to one decimal place only and shall apply to all MLA Territories.

10A.8	Notwithstanding the above, the following limitations shall apply:

(A)	The Royalty payable pursuant to the MLA shall not be more than [**]% of the Net Proceeds of Sale and shall not be less than [**]% of the Net Proceeds of Sale;

(B)	The total sum paid by way of Royalty and profit adjustment for any Fiscal Year (or part thereof) by the JD Affiliate to the Unilever Affiliate in any MLA Territory shall not exceed [**]% of the JD Affiliate Net Proceeds of Sales of Products for that Fiscal Year (or part thereof);

(C)	The Unilever Affiliate in any MLA Territory shall not pay to the JD Affiliate a profit adjustment for any Fiscal Year (or part thereof) that exceeds [**].

10A.9	If, following the extension of MLA beyond the tenth anniversary of the Commencement Date, Unilever sells, discontinues or otherwise disposes of one or more brands sold by JohnsonDiversey in any MLA Territory, the following shall apply in each of those Territories:

(A)	For the first twelve month period following the relevant event, the sales figure to which the fixed percentage of overheads is charged by the JD Affiliate to the MLA business as prescribed by Clause 10A.3 (B) above shall be increased to include a figure equal to 100% of the sales of the brands sold, discontinued or disposed of in the 12 months preceding the relevant event;

(B)	For the second twelve month period following the relevant event, the sales figure to which the fixed percentage of overheads is charged by the JD Affiliate to the MLA business as prescribed by Clause 10A.3 (B) above shall be increased to include a figure equal to 50% of the sales of the brands sold, discontinued or disposed of in the 12 months preceding the relevant event;

(C)	After the completion of 24 months following the relevant event, Clause 10A.3 (B) above shall apply without qualification.

For the avoidance of doubt, the provisions of this clause shall not apply during the first ten years following the Commencement Date.

10A.10	Either Party shall have the right to request an independent audit by a recognised international audit firm of the Operating EBITDA declared by one or more Affiliates of the other Party. The cost of any such audit shall be shared equally by the Parties.

10B.	Performance-related bonus under the MSA

10B.1	Within each MSA Territory, should the total Operating EBITDA made by both the Unilever Affiliate and the JD Affiliate in respect of the Products covered by the MSA in any Fiscal Year (as determined in accordance with this Clause 10B) exceed an amount equal to 2% of the Net Proceeds of Sale (as defined in the MSA) of such Products in such Fiscal Year, the Unilever Affiliate will pay a performance-related bonus to the JD Affiliate equal to the difference between (i) the amount that is equal to 1% of the Net Proceeds of Sale (as defined in the MSA) of such Products in such Fiscal Year (being the amount which is included as a mark up in the Agency Fee) and (ii) the amount that is equal to 50% of such total Operating EBITDA, such payment to be made by the end of the first quarter of the year following the Fiscal Year in question.

10B.2	In arriving at the Operating EBITDA made each Fiscal Year by the Unilever Affiliate and the JD Affiliate in each MSA Territory, the following conditions shall apply for the purposes of this calculation:

(A)	In each MSA Territory, the relevant JD Affiliate and Unilever Affiliate shall charge a fixed percentage of sales as overheads, as prescribed for that Territory in Schedule 5. For this purpose, overheads comprise all costs other than those normally relating to the bill of materials of products sold, including warehousing, freight, selling, general and administration costs, but excluding depreciation.

(B)	In each MSA Territory, the relevant Unilever Affiliate and the relevant JD Affiliate shall, at the beginning of each calendar year (but in any case by the end of the first quarter of the year) agree upon a business plan for the year, including a marketing budget. The relevant Unilever Affiliate shall reimburse the JD Affiliate for all marketing costs actually incurred by the JD Affiliate up to the level of the agreed marketing budget but shall not reimburse any such costs incurred by the JD Affiliate above the level of the marketing budget unless the overspend has been agreed in advance by the Unilever Affiliate.

10B.3	By the end of the fifteenth day of the second month following the end of each Fiscal Year, the Unilever Affiliate and the JD Affiliate in each MSA Territory shall present their results for the year to the other through financial officers centrally designated by Unilever and JD respectively who shall together calculate and agree upon the combined Operating EBITDA relating to the sale of the Products covered by the MSA for that Territory. The results communicated will be strictly limited to information required to calculate and agree upon the combined Operating EBIDTA in accordance with this Clause 10B.3 and will not be communicated or in any way shared with operational staff active within the Unilever Affiliate or the JD Affiliate in each MSA Territory.

10B.4	To support the year-end accounting requirements of both Parties, the Unilever Affiliate and the JD Affiliate in each MSA Territory shall, by the end of the month of November of each Fiscal Year, inform each other of its estimated Operating EBITDA for that Fiscal Year and shall agree upon the amount of the estimated performance-related bonus that will be required. This estimated adjustment will not be paid by the Unilever Affiliate and will be superseded by the actual performance related bonus agreed by the relevant Unilever Affiliate and JD Affiliate following the end of the Fiscal Year in question in accordance with Clauses 10B.1 and 10B.3.

10B.5	If, following the extension of MSA beyond the tenth anniversary of the Commencement Date, Unilever sells, discontinues or otherwise disposes of one or more brands sold by JohnsonDiversey in any MSA Territory, the following shall apply in each of those Territories:

(A)	For the first twelve month period following the relevant event, the sales figure to which the fixed percentage of overheads is charged by the JD Affiliate to the MSA business as prescribed by Clause 10B.2 (A) above shall be increased to include a figure equal to 100% of the sales of the brands sold, discontinued or disposed of in the 12 months preceding the relevant event;

(B)	For the second twelve month period following the relevant event, the sales figure to which the fixed percentage of overheads is charged by the JD Affiliate to the MSA business as prescribed by Clause 10B.2 (A) above shall be increased to include a figure equal to 50% of the sales of the brands sold, discontinued or disposed of in the 12 months preceding the relevant event;

(C)	After the completion of 24 months following the relevant event, Clause 10B.2 (A) above shall apply without qualification.

For the avoidance of doubt, the provisions of this clause shall not apply during the first ten years following the Commencement Date.

10B.6	Either Party shall have the right to request an independent audit by a recognised international audit firm of the Operating EBITDA declared by one or more Affiliates of the other Party. The cost of any such audit shall be shared equally by the Parties.

11.	Term and Termination

11.1

This Agreement shall terminate on the tenth (10th) anniversary of the Commencement Date, unless terminated earlier in accordance with this Clause 11 or extended for further periods by mutual agreement of the Parties in writing prior thereto.

11.2	Unless agreed otherwise in writing by the Parties, this Agreement shall terminate forthwith and automatically:

(A)	in the event of the termination of both the MSA and the MLA;

(B)	in so far as it relates to the MLA and the MDA, in the event of the termination of the MLA; and

(C)	in so far as it relates to the MSA, in the event of the termination of the MSA.

11.3	Unilever may terminate the MSA (and all relevant LSA Agreements), the MLA (and all relevant Inter-Affiliate Licences) and the MDA (but only, for the avoidance of doubt, provided it terminates all such agreements in force in the Region) in so far as they relate to each Territory within any Region by giving not less than 180 days’ prior Notice to JohnsonDiversey in respect of such Region in the event that the aggregate sales of MLA Products and MSA Products by JD Affiliates in any Fiscal Year do not meet the Annual Sales Threshold for such Region in such Fiscal Year, other than any such failure to meet such Annual Sales Threshold during the first Fiscal Year after the Commencement Date, and in any case provided that such Notice shall be effective only if given during the Fiscal Year immediately following such failure to meet such Annual Sales Threshold.

11.4	Unilever may terminate the MSA, the MLA (and all Inter-Affiliate Licences) and the MDA by giving not less than one year’s prior Notice to JohnsonDiversey, if Unilever has already given Notice under Clause 11.3 to terminate such agreements in respect of any Region(s), representing in aggregate 50% (fifty per cent) of the Base Year Sales for the Area.

11.5	For the avoidance of doubt, Unilever may by notice in writing to JohnsonDiversey waive its rights to terminate the MSA pursuant to clause 11.2(E) of the MSA, the MLA pursuant to clause 16.2(A) of the MLA and the MDA pursuant to paragraph 15(A) of Schedule4, provided that such waiver is given in respect of each of the MSA (and all relevant LSA Agreements), MLA (and all relevant Inter-Affiliate Licences) and the MDA (and all relevant Distribution Appointments) and is irrevocable, unless otherwise agreed in writing by JohnsonDiversey.

12	Assignment

12.1	This Agreement shall be binding on and shall inure for the benefit of the successors of the Parties.

12.2	Except as otherwise set forth in this Agreement, neither Party nor any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates) shall assign, transfer, charge or dispose in any way of any of its rights or benefits or obligations or burdens under, this Agreement (or purport to do any such thing) without the other Party’s prior written consent, provided, for the avoidance of doubt, that the transferability of any debts owed by customers of JD Affiliates in respect of Products sold to them under the MDA shall be not be restricted hereby and such debts shall be freely assignable; and provided further that, subject as provided below, each Party may assign as collateral security all of its rights under this Agreement to any secured creditor of such assigning Party, and each Party hereby acknowledges and consents to such assignment, save that neither JohnsonDiversey nor any member of the JohnsonDiversey Group shall create any security interest in or over Relevant Trade Marks (as defined in Paragraph 10 of Schedule 4) and no security interest in and/or in respect of any of their rights under this Agreement shall be recorded or registered in respect of any of the Relevant Trade Marks, without the prior written consent of Unilever.

12.3	Either Party may at any time assign the benefit, subject to the burden, of all or any part of this Agreement to any member of its Group, but only for as long as such assignee remains a member of its Group, without requiring the other Party’s consent.

13.	Confidentiality

13.1	Subject to Clause 13.3, each Party and each member of their respective Groups shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement; or

(C)	the other Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates).

13.2	Subject in each case to Clause 13.3:

(A)	JohnsonDiversey and each member of its Group shall treat as strictly confidential (and, for the avoidance of doubt, not use otherwise than in connection with this Agreement) all information supplied to it directly or indirectly by Unilever or any member of the Unilever Group for the purpose of or in connection with this Agreement; and

(B)	Unilever and each member of its Group shall treat as strictly confidential (and, for the avoidance of doubt, not use otherwise than in connection with this Agreement) all information supplied to it directly or indirectly by JohnsonDiversey or any member of the JohnsonDiversey Group for the purpose of or in connection with this Agreement.

13.3	Each Party and each member of their respective Groups (including, as applicable, the JD Affiliates or the Unilever Affiliates) may disclose information which would otherwise be required to be treated as confidential only if and to the extent:

(A)	required by the law of any relevant jurisdiction;

(B)	required by any securities exchange or regulatory or governmental body to which that Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates) is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(C)	required to vest the full benefit of this Agreement in either Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates);

(D)	required by existing contractual obligations of the disclosing party;

(E)	disclosed to the professional advisers, auditors and bankers of each Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates);

(F)	the information has come into the public domain through no fault of that Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates) it being understood that when any information becomes publicly available and non-confidential, that fact alone does not in itself remove the confidentiality relating to a further combination of which that item forms part, or to a modified or improved form of such information or combination, or the commercial confidentiality of the plans of the parties for research, improvement or applications concerning such item or combination; or

(G)	the other Party has given prior written approval to the disclosure, provided that (i) where information is disclosed pursuant to Clauses 13.3(A) or 13.3(B) the disclosing party shall, to the extent it is lawfully able to do so, give prior notice to the other Party of such disclosure, and (ii) where information is disclosed pursuant to Clauses 13.3(C), (D) and (E) the person to which the information is disclosed is bound by obligations of confidence and non-use that are no less onerous than those set out in this Clause 13.

13.4	On termination of this Agreement each Party shall (unless the other Party shall have agreed otherwise in writing) return as soon as reasonably practicable to the other Party or destroy all written information imparted by it, and all documents to the extent that they embody oral disclosures of information made by that other Party for the purposes of this Agreement and all copies made of the same.

13.5	The restrictions contained in this Clause 13 shall continue to apply after the expiry or termination (for any reason) of this Agreement without limit in time.

14.	Remedies and Waivers

14.1	No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	impair such right, power or remedy; or

(B)	operate as a waiver thereof.

14.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law or equity.

15	Notices

15.1	All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the applicable Party at the following addresses or facsimile numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

if to Unilever:

Unilever PLC
Unilever House Blackfriars
London EC4P 4BQ
England

Attention:	Corporate Counsel
Facsimile:	+44 20 7822 6536

and if to JohnsonDiversey:

JohnsonDiversey, Inc.
8310 16th Street
Sturtevant,
Wisconsin 53177-0902
United States of America

Attention:	General Counsel
Facsimile:	+1 262 631 4249

or such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

15.2	Any Party may notify any other Party of any changes to the address or any of the other details specified in this Clause 15, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

15.3	The provisions of this Clause 15 shall not apply in relation to the service of Service Documents.

16.	No Agency or Partnership

Nothing in this Agreement and no action taken by the Parties or any members of their respective Groups (including, as applicable, a JD Affiliate or the Unilever Affiliate) under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between the Parties or any members of their respective Groups (including, as applicable, a JD Affiliate or the Unilever Affiliate).

17.	Costs and Expenses

Except as otherwise stated in this Agreement, each of Licensor and JohnsonDiversey shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

18.	Counterparts

18.1	This Agreement may be executed in any number of counterparts, and by Unilever and JohnsonDiversey on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

18.2	Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute, or be deemed to constitute, but one and the same instrument.

19.	Entire Agreement

19.1	For the purposes of this Clause, “Pre-contractual Statement” means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to this Agreement made or given by a Party or any other person at any time prior to the date of this Agreement.

19.2	Save for the MLA and the MSA, this Agreement constitutes the whole and only agreement between the Parties relating to the subject matter of this Agreement.

19.3	Except to the extent repeated in this Agreement, this Agreement supersedes and extinguishes any Pre-contractual Statement.

19.4	Each Party acknowledges that in entering into this Agreement it is not relying upon any Pre-contractual Statement which is not set out in this Agreement.

19.5	No Party shall have any right of action against any other Party arising out of or in connection with any Pre-contractual Statement (except in the case of fraud) except to the extent repeated in this Agreement.

19.6	This Agreement may only be varied in writing signed by each of the Parties.

20.	Invalidity

If at any time any provision (or part thereof) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or the remaining part (if any) of any affected provision or in any other jurisdiction of that or any other provision of this Agreement.

21.	Further Assurance

21.1	At the request and cost of Unilever, JohnsonDiversey will and will procure that each JD Affiliate will execute all documents and do all such acts and things as may be necessary or desirable to give full effect to this Agreement.

21.2	At the request and cost of JohnsonDiversey, Unilever will and will procure that each Unilever Affiliate will execute all documents and do all such acts and things as may be necessary or desirable to give full effect to this Agreement.

22.	Third Party Rights

22.1	The Parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a Party.

22.2	The Parties may by agreement amend this Agreement without obtaining the consent of any other members of the Unilever Group (including a Unilever Affiliate) or the JohnsonDiversey Group (including a JD Affiliate).

23.	Agent for Service

23.1	JohnsonDiversey irrevocably appoints JohnsonDiversey UK Ltd. of Pyramid Close, Weston Favell Centre, Northampton, United Kingdom, NN3 8PD, to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

23.2	NV irrevocably appoints PLC to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

23.3	Any Service Document shall be deemed to have been duly served (i) on JohnsonDiversey, if marked for the attention of the Managing Director of JohnsonDiversey UK Limited; and (ii) on NV, if marked for the attention of the Corporate Counsel at Unilever PLC; and in each case:

(A)	left at the address specified above (in Clause 23.1, in respect of JohnsonDiversey, or in Clause 23.2 in respect of NV) or such other address within England and Wales as may be notified to the Party wishing to serve the Service Document; or

(B)	sent by first class post to the address specified above (in Clause 23.1, in respect of JohnsonDiversey, or in Clause 23.2 in respect of NV) or such other address within England and Wales as may be notified to the Party wishing to serve the Service Document.

In the case of a Service Document served pursuant to Clause 23.3 (A), the Service Document will be deemed to have been duly served when it is left. In the case of a Service Document served pursuant to Clause 23.3 (B), the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.

23.4	If the agent of JohnsonDiversey or NV at any time ceases for any reason to act as such, that Party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other Party of the name and address of the replacement agent. Failing such appointment and notification, the other Party shall be entitled by Notice to that Party to appoint a replacement agent to act on that Party’s behalf. The provisions of this Clause 23 applying to service on an agent apply equally to service on a replacement agent.

23.5	A copy of any Service Document served on an agent shall be sent by post to JohnsonDiversey or NV as appropriate. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

24.	Dispute Resolution

If a dispute or difference arises in connection with this Agreement, the Parties and each of their respective relevant Affiliates shall attempt to settle it first by negotiation between the financial directors of the relevant Unilever Affiliate and the relevant JD Affiliate and, failing agreement between them within 10 Business Days of such written request, such a dispute or difference shall be referred to the SVP, Marketing Operations, Europe on behalf of Unilever and the Chief Marketing Officer on behalf of JohnsonDiversey for discussion (with a view to its resolution).

25.	Commercial Agents Directive and Similar Laws and Regulations

The Parties acknowledge and agree that the provisions of the Former MSA Agreement, the Local Agreements, the MSA, the MLA and this Agreement deal equitably and reasonably in all the circumstances with any losses or other liabilities which JohnsonDiversey and the JD Affiliates would or might suffer or incur on the termination of the Former MSA Agreement and the Local Agreements and the implementation of the arrangements set forth in this Agreement and that if and to the extent that it is held that the Commercial Agents Directive (or any laws or regulations in any Territory having a similar effect) applies to such termination:

(A)	any relevant person shall be entitled to an indemnity under (and not to be compensated in accordance with) the Commercial Agents Directive (or to a remedy having similar effect under any other relevant laws or regulations);

(B)	the amount of any such indemnity (or payment in respect of such other remedy) shall be deemed to be satisfied by the payments (if any) falling to be made under the express provisions of the Former MSA Agreement, the MSA, the MLA and this Agreement; and

(C)	the provisions of this Clause 25 do not operate to the detriment of JohnsonDiversey or any of its Affiliates.

26.	Governing Law

This Agreement shall be governed by and construed in accordance with English law.

27.	Jurisdiction

The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and each Party, the JD Affiliates and the Unilever Affiliates hereby irrevocably submits to the exclusive jurisdiction of the English courts with regard to such disputes.

SCHEDULE 1

EARLY TERMINATION FEES

1.	The Final Additional Agency Fee Amounts for each MLA Territory and MSA Territory are set out in column (1) (headed “Additional Agency Fee Outstanding”) of Appendix A attached to this Schedule 1.

2.	The Early Termination Fee for each MLA Territory and MSA Territory is set out in column (4) (headed “Total Early Termination Fee”) of Appendix A attached to this Schedule 1 and has been calculated as follows:

Early Termination Fee            =

Final Additional Agency Fee Amount LESS (Retained MSA Amount x 37%)

3.	The Early Termination Fee is divided into two elements for each MLA Territory as follows:

(A)	The “Consumer Packs Early Termination Fee” which is set out in column (6) (headed “Consumer Packs Early Termination Fee”) of Appendix A attached to this Schedule 1 and which has been calculated by multiplying the Early Termination Fee by the same percentage that sales of consumer packs sold in 2006 in such MLA Territory under the Master Sales Agency Agreement represented of total sales made under that agreement for such MLA Territory;

(B)	The “Professional Packs Early Termination Fee”, being the Early Termination Fee less the Consumer Packs Early Termination Fee, which is set out in column (7) (headed “Professional Packs Early Termination Fee”) of Appendix A attached to this Schedule 1, (as increased or decreased pursuant to Clause 8.4 and as decreased pursuant to Clause 9.2).

The “Professional Packs Early Termination Fee” for each MSA Territory is the same as the Early Termination Fee for that MSA Territory and is as set out in column (7) (headed “Professional Packs Early Termination Fee”) of Appendix A attached to this Schedule 1.

4.	On the first and each subsequent anniversary of the Commencement Date, the amount of the Professional Packs Early Termination Fee shall be reduced by an annual amortisation charge equal to 10% of the Professional Packs Early Termination Fee (as determined in accordance with paragraph 3 above) (each such reduced amount being the “Amortised Professional Packs Early Termination Fee”), such that Amortised Professional Packs Early Termination Fee will be written down to zero by the tenth anniversary of the Commencement Date. For the avoidance of doubt, if in any calendar year Unilever makes any payments to JohnsonDiversey pursuant to Clauses 8.5, 8.6 or 9.2 of this Agreement, the annual amortisation charge for the following and all subsequent years shall be calculated in accordance with the following:

(PPETF - Y)

        Z

Where:

“PPTEF” is the Professional Packs Early Termination Fee (after reduction by amortisation and any payments pursuant to Clauses 8.5, 8.6 and 9.2 for prior years but before reduction by amortisation and by any such payments pursuant to Clauses 8.5, 8.6 and 9.2 for the just completed year)

“Y” is the aggregate amount of all such payments made pursuant to Clauses 8.5, 8.6 and 9.2 for the just completed year.

“Z” is 10 (the number of years required for full amortisation) minus the number of years for which amortisation has already been taken at the time such payment was made.

By way of example and for illustrative purposes only, if after taking in to account the adjustment provided in Paragraph 3 above, the Professional Packs Early Termination Fee for a particular Territory was $750,000, then the amortisation charge for the first year would be $75,000 leaving a balance of $675,000. Assuming no payment of a Professional Packs Early Termination Fee during the second year, the amortisation change for the second year would also be $75,000, leaving a balance of $600,000. If during the third year, a Professional Packs Early Termination Fee of $50,000 was paid by Unilever to JohnsonDiversey, then the amortization charge for the third year would be $68,750, leaving a balance of $481,250, calculated as follows:

($600,000 minus $50,000)	=	$550,000	=	$68,750
(10 years minus 2 years)		8

Schedule 1 Appendix A

Early Termination Fees (€000s)

Column	(1)	(2)	(3)	(4)	(5)	(6)	(7)
Country	Additional Agency Fee Outstanding	Retained MSA Amounts	37% of Retained MSA Amounts	Total Early Termination Fee	Consumer Pack Sales as % of Total 2006 Sales	Consumer Packs Early Termination Fee	Professional Packs Early Termination Fee
Argentina	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Australia	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Austria	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Belgium	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Brazil	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Canada	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Chile	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Czech Republic	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Denmark	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Finland	[**]	[**]	[**]	[**]	[**]	[**]	[**]
France	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Germany	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Greece	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Hungary	[**]	[**]	[**]	[**]	[**]	[**]	[**]
India	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Indonesia	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Ireland	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Italy	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Kenya	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Netherlands	[**]	[**]	[**]	[**]	[**]	[**]	[**]
New Zealand	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Philippines	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Poland	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Portugal	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Puerto Rico	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Romania	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Russia	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Slovakia	[**]	[**]	[**]	[**]	[**]	[**]	[**]
South Africa	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Spain	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Sweden	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Switzerland	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Thailand	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Turkey	[**]	[**]	[**]	[**]	[**]	[**]	[**]
UK	[**]	[**]	[**]	[**]	[**]	[**]	[**]
USA Other	[**]	[**]	[**]	[**]	[**]	[**]	[**]
TOTAL	82,579	[**]	77,929	[**]		[**]	[**]

Note: [**]

SCHEDULE 2

BASE YEAR SALES

Territory	2007 Base Year Sales Local Currency (000s)	2007 Base Year Sales USD (000s)	Exchange Rate
Austria	[**]	[**]	1.2578
Belgium	[**]	[**]	1.2578
Czech Republic	[**]	[**]	0.0444
Denmark	[**]	[**]	0.1686
Finland	[**]	[**]	1.2578
France	[**]	[**]	1.2578
Germany	[**]	[**]	1.2578
Greece	[**]	[**]	1.2578
Hungary	[**]	[**]	0.0048
Ireland	[**]	[**]	1.2578
Italy	[**]	[**]	1.2578
Kenya	[**]	[**]	0.0139
Netherlands	[**]	[**]	1.2578
Poland	[**]	[**]	0.3231
Portugal	[**]	[**]	1.2578
Romania	[**]	[**]	0.3523
Russia	[**]	[**]	36.8391
Spain	[**]	[**]	1.2578
Sweden	[**]	[**]	0.1360
Switzerland	[**]	[**]	0.7995
UK	[**]	[**]	1.8459
Europe Total		[**]
Australia	[**]	[**]	0.7540
India	[**]	[**]	2.2071
Indonesia	[**]	[**]	0.0001
New Zealand	[**]	[**]	0.6498
Philippines	[**]	[**]	0.0195
South Africa	[**]	[**]	0.1486
Thailand	[**]	[**]	0.0264
Turkey	[**]	[**]	0.6979
Asia-AMET Total		[**]
Argentina	[**]	[**]	0.3253
Brazil	[**]	[**]	0.4599
Chile	[**]	[**]	0.0019
Canada	[**]	[**]	0.8825
US	[**]	[**]	1.0000
Americas Total		[**]
Total		[**]

SCHEDULE 4

DISTRIBUTION

Part A: DISTRIBUTION TERMS

1.	In this Schedule 4, unless otherwise specified:

“Distribution Products”	means, in respect of each Distribution Territory, those Unilever Home and Personal Care consumer products listed in Part B of this Schedule 4 in respect of such Distribution Territory, together with any other Unilever Home and Personal Care consumer products as may mutually be agreed upon, from time to time, by the Unilever Affiliate and the JD Affiliate in respect of such Distribution Territory.

“Distribution Territory”	means each of the countries specified in Part B of this Schedule 4.

“Restricted Sales”	means any sale of any Distribution Product by JohnsonDiversey or any member of the JohnsonDiversey Group which is prohibited by or which would otherwise violate the Brand Licence Agreement dated 3rd May 2002 between JohnsonDiversey and S.C. Johnson & Sons, Inc (as amended from time to time) because it would involve the sale of certain restricted products to certain restricted customers under such agreement.

2.	With effect from the Commencement Date, Unilever shall procure that the Unilever Affiliate in each Distribution Territory shall appoint the appropriate JD Affiliate as its non-exclusive distributor for the sale and distribution of Distribution Products in such Distribution Territory to Professional Customers (as defined in the MLA) in such Distribution Territory and JohnsonDiversey shall and shall procure that the JD Affiliate in each Distribution Territory shall accept such appointment, in each case on the terms and conditions set forth in this Schedule 4 and as otherwise agreed as between the relevant Unilever Affiliate and JD Affiliate in respect of any Distribution Territory.

3.	With effect from the Commencement Date until this Agreement terminates in its entirety or all the distribution appointments pursuant to this Schedule 4 (“Distribution Appointments”) are terminated, or, with respect to a Distribution Territory or any Distribution Product, until the Distribution Appointment is terminated in respect of that Distribution Territory or Distribution Product, whichever is the earlier, Unilever will not, and will procure that no member of the Unilever Group (including any Unilever Affiliate) will, appoint or engage any other person in any Distribution Territory as its licensee, distributor, wholesaler or other reseller of or agent for the promotion or sale of Distribution Products (regardless of pack size) to Professional Customers in such Distribution Territory, other than the relevant JD Affiliate pursuant to or as otherwise permitted by this Schedule 4.

4.	Unilever confirms that neither it nor any member of the Unilever Group (including the Unilever Affiliates), shall specifically target or actively seek Professional Customers for the sale of Distribution Products (regardless of pack size) in any Distribution Territory.

5.	Subject always as provided in paragraphs 3 and 4 of this Schedule 4, neither Unilever nor any member of the Unilever Group (including the Unilever Affiliates) shall otherwise be prevented or restricted in any way by this Schedule 4 from promoting or selling Distribution Products (or any product equivalent thereto) to:

(i)	Professional Customers in any Distribution Territory; or

(ii)	Professional Customers in any in any territory other than a Distribution Territory.

6.	Notwithstanding anything in this Schedule 4, neither Unilever nor any member of the Unilever Group (including the Unilever Affiliates) shall have any liability to JohnsonDiversey or any of the JD Affiliates for the promotion or sale of Distribution Products to Professional Customers in any Distribution Territory:

(i)	by any third party over which neither Unilever nor any of the Unilever Affiliates has any control;

(ii)	by any licensee, agent, distributor, wholesaler or other reseller, other than any such person that is either a Professional Reseller or a licensee or agent appointed or engaged by any member of the Unilever Group (including any Unilever Affiliate) after the Commencement Date for the promotion or sale of Distribution Products (regardless of pack size) to Professional Customers in breach of paragraph 3 of this Schedule 4;

(iii)	by any licensee, agent, distributor, wholesaler or other reseller of any member of the Unilever Group, or by any member of the Unilever Group, (including in each case any Unilever Affiliate) where any such sale was not solicited by it or where it has used reasonable endeavours to procure that such person should not so promote or sell Distribution Products to Professional Customers in any Distribution Territory;

(iv)	by any licensee, agent, distributor, wholesaler or other reseller of Unilever or any member of the Unilever Group (including any Unilever Affiliate) to whom Unilever or any member of the Unilever Group including the Unilever Affiliate was selling such Distribution Products at any time during the 12 month period prior to the Commencement Date;

Nothing in this Schedule 4 shall prevent or restrict Unilever or any Unilever Affiliate from manufacturing, distributing, marketing, promoting or selling, whether directly or indirectly, a Distribution Product to a Professional Customer if and to the extent that the sale of such Distribution Product to such Professional Customer by any member of the JohnsonDiversey Group would constitute a Restricted Sale.

7.	With effect from the Commencement Date until this Agreement terminates in its entirety or all the Distribution Appointments pursuant to this Schedule 4 are terminated or, with respect to a Distribution Territory or any Distribution Product, until the Distribution Appointment pursuant to this Schedule 4 is terminated in respect of that Distribution Territory or Distribution Product, whichever is the earlier, JohnsonDiversey will not, and will procure that no member of the JohnsonDiversey Group (including the JD Affiliates) shall market, distribute or sell any Distribution Product to (i) any Professional Customers in any Distribution Territory, otherwise than in accordance with the terms of this Schedule 4; or (ii) any other person, subject to paragraph 8 below, who is not a Professional Customer in the relevant Distribution Territory.

8.	Notwithstanding any other provision of this Schedule 4, neither JohnsonDiversey nor any JD Affiliate shall have any liability to Unilever or any of the Unilever Affiliates for the promotion or sale of Distribution Products to persons who are not Professional Customers by:

(i)	any third party over which neither JohnsonDiversey nor any of the JD Affiliates has any control; or

(ii)	by any licensee, agent, distributor, wholesaler or other reseller of JohnsonDiversey or of any of the JD Affiliates, or by JohnsonDiversey or any such JD Affiliates, where any such sale was not solicited by it or where JohnsonDiversey or such JD Affiliates has used reasonable endeavours to procure that such person should not so promote or sell Distribution Products to persons who are not Professional Customers in any Distribution Territory.

9.	JohnsonDiversey shall procure that each JD Affiliate shall at all times during the term of its appointment as distributor pursuant to this Schedule 4:

(i)	Use reasonable endeavours to promote the distribution and sale of the Distribution Products to Professional Customers in the relevant Distribution Territory provided that, for the avoidance of doubt, in no event will JohnsonDiversey or any JD Affiliate be required to make or offer to make any Restricted Sale under this Schedule 4;

(ii)	Submit monthly written reports to the relevant Unilever Affiliate showing such information relating to the promotion and sale of Distribution Products hereunder as the Unilever Affiliates may reasonably request from time to time;

(iii)	Only use advertising materials and promotional literature which have been supplied to it by Unilever or by a Unilever Affiliate for such purpose or which have been previously approved in writing by the relevant Unilever Affiliate;

(iv)	Not make any written or oral statement with regard to the Distribution Products without the prior written approval of the Unilever Affiliates, except as consistent with materials supplied to JD Affiliates by Unilever or the respective Unilever Affiliate; and

(v)	Comply with all applicable laws and regulations.

10.	The JD Affiliates shall have the non-exclusive right in their respective Distribution Territory to use the trade marks of the Unilever Group that are used on or in connection with the Distribution Products (“Relevant Trade Marks”) solely in the promotion and sale of the Distribution Products in accordance herewith. All confidential information and intellectual property rights in or related to the Distribution Products are and shall remain the absolute property of members of the Unilever Group. Neither JohnsonDiversey nor any JD Affiliate shall make any addition or alteration whatsoever to any Relevant Trade Mark or any Distribution Product or any packaging or label relating thereto and all Distribution Products shall be sold under the Relevant Trade Marks designated by Unilever. Each of the Unilever Affiliates and the JD Affiliates shall promptly give notice in writing to the other in the event that it becomes aware of any infringement or suspected infringement within a Distribution Territory of the Relevant Trade Marks or any other intellectual property rights in or relating to the Distribution Products, or of any claim that any Distribution Product infringes such rights of any third party, and Unilever shall in its absolute discretion determine what action if any shall be taken in respect of the matter.

11.	Each Unilever Affiliate may remove any product from the Distribution Products in the event that it is discontinued by such Unilever Affiliate. Each Unilever Affiliate may change the specification, formulation, packaging, appearance or any other feature of any Distribution Product and/or the positioning of or claims made for it or change the brand or brand name under which any Distribution Product is promoted or sold, provided that each such change, positioning or claims are consistent with those for Distribution Products sold by such Unilever Affiliate or any other member of the Unilever Group in same Distribution Territory to persons who are not Professional Customers. In any such event, the Unilever Affiliate shall provide prior written notice to the relevant JD Affiliate.

12.	The method for calculating prices for the amount to be paid by the JD Affiliates to the Unilever Affiliates for the Distribution Products and other applicable trade terms are identified in Part D of this Schedule 4, which, unless they are contrary to applicable local law in any Distribution Territory or the trade terms framework generally applicable in the Distribution Territory is different from the framework generally applicable in Europe as at the date hereof (“Modified Trade Terms”), shall apply to all transactions between a JD Affiliate and a Unilever Affiliate in respect of Distribution Products pursuant to this Schedule 4. If any provision of this Schedule 4 (including without limitation Part D hereof) is contrary to applicable local law in any Distribution Territory or where Modified Trade Terms apply, the Parties shall seek in good faith, and shall procure that their respective affiliates in the Distribution Territory shall seek in good faith, to agree amendments thereto which comply with such local law or such Modified Trade Terms but otherwise reflect as closely as is legally possible the original commercial and economic intent and which shall apply as between the Unilever Affiliate and JD Affiliate in such Distribution Territory. Any and all expenses, costs and charges incurred by a JD Affiliate in the performance of its obligations under this Schedule 4 shall be paid by the JD Affiliate unless otherwise expressly provided in this Schedule 4.

13.	Except as and to the extent expressly provided herein or unless expressly agreed otherwise in writing by both the relevant Unilever Affiliate and the relevant JD Affiliate, the standard terms and conditions of sale of the relevant Unilever Affiliate in force from time to time are intended to and shall apply to all sales or purchase of Distribution Products pursuant to this Schedule 4 by and between such Unilever Affiliate and the relevant JD Affiliate (save to the extent that they are inconsistent with this Schedule 4, in which case this Schedule 4 shall prevail) and any purchase order, invoice, sales or similar documents of such JD Affiliate are not intended to apply to any such sale or purchase.

14.	The Distribution Appointments shall commence on Commencement Date and shall continue for the period of the Term unless terminated earlier in accordance with this Schedule 4.

15.	Without prejudice to any other right or remedy, and subject only (where applicable) to the payment of compensation in accordance with this Agreement, Unilever may terminate the MDA or a Distribution Appointment:

(A)

on the sixth (6th) anniversary of the Commencement Date subject to Unilever having given not less than twelve (12) months’ prior Notice to JohnsonDiversey to terminate both (i) MDA: and (ii) the MLA and, for the avoidance of doubt, any such termination of the MDA shall be in respect of all the Distribution Appointments;

(B)	with immediate effect in respect of any Distribution Product or Distribution Territory if and to the extent that Unilever (or any member of the Unilever Group) (i) sells or otherwise disposes of the Trade Marks related thereto and/or the business and/or assets associated with such Trade Marks, Products or Territories or (ii) discontinues, in good faith, the sale of the Distribution Product in the relevant Distribution Territory (including without limitation where such Distribution Product is migrated to another trade mark of the Unilever Group and the Parties do not agree to the migration by the relevant member of the JohnsonDiversey Group of the relevant Distribution Product to the same trade mark and its inclusion as a Distribution Product). Unilever shall, subject to any obligations of confidentiality and applicable law, use commercially reasonable endeavours to give JohnsonDiversey reasonable prior notice of any proposed sale or discontinuation; provided, that, in the event that less than 12 weeks notice is provided, the affected JD Affiliates shall be provided with a sell-off period for any inventory bearing the Trade Marks on hand when such notice was delivered equal to not less than 12 weeks from the date such notice is delivered.

16.	Without prejudice to any other right or remedy, and subject only to the payment of compensation in accordance with this Agreement, all Distribution Appointments shall terminate automatically and without need for notice immediately upon termination of this Agreement or the MLA.

17.	Unilever may (without prejudice to any other right or remedy) by Notice to JohnsonDiversey terminate any Distribution Appointment with immediate effect if:

(A)	without prejudice to its right to do so, JohnsonDiversey or any JD Affiliate challenges the validity of or Unilever’s or any Unilever Affiliate’s ownership of any rights or registrations in or in relation to any of the Trade Marks;

(B)	JohnsonDiversey (or any JD Affiliate in respect of only such JD Affiliate’s appointment) is in material or persistent breach of any provision of this Schedule 4 and, if such breach is capable of remedy, such breach has not been remedied within 30 (thirty) Business Days after receipt by JohnsonDiversey of Notice from Unilever requiring such remedy;

(C)	there is a change of control of JohnsonDiversey or JohnsonDiversey Holdings, Inc, a change of control occurring if any person acquires Control or any person who previously had control ceases to have such Control (whether or not another person acquires Control), other than any transaction relating to the sale or transfer by any member of the Unilever Group of its equity interest in JohnsonDiversey Holdings, Inc or an initial public offering of the shares of JohnsonDiversey or JohnsonDiversey Holdings, Inc, it being understood that, upon a change of control of a JD Affiliate, it ceases to be a member of the JohnsonDiversey Group with the effect set forth in paragraph 19 below;

(D)	any procedure is commenced with a view to the winding-up or re-organisation of JohnsonDiversey and such procedure is not dismissed within 60 (sixty) days, save that no right to terminate will arise in respect of any procedure commenced for the purpose of a solvent amalgamation, reconstruction or reorganisation with the prior written consent of Unilever (such consent not to be unreasonably withheld or delayed);

(E)	any procedure is commenced with a view to the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy in relation to JohnsonDiversey or all or substantially all of its assets and such procedure is not dismissed within 60 (sixty) days;

(F)	the holder of any security over all or substantially all of the assets of JohnsonDiversey takes unambiguous steps to enforce that security;

(G)	all or substantially all of the assets of JohnsonDiversey are subject to attachment, sequestration, execution or any similar process;

(H)	JohnsonDiversey is unable to pay its debts as they fall due or enters into a composition or arrangement with its creditors or any class of them; or

(I)	anything analogous to any of the events described in clauses 17(D) to 17(H) occurs in any jurisdiction, or upon the occurrence of any of the events set forth in sub-paragraphs 17 (D) to 17 (H), or an analogous event, affecting a JD Affiliate, the termination right shall be available in respect of the Distribution Appointment of only such affected JD Affiliate.

18.	For the avoidance of doubt, the right to terminate the Distribution Appointments in accordance with this Schedule 4 is without prejudice to any rights, powers and remedies provided by law, and any rights or liabilities accrued hereunder, to either Party at the date of termination.

19.	For the avoidance of doubt, on any member of JohnsonDiversey’s Group (including any JD Affiliate) ceasing to be a member, the Distribution Appointments shall be treated as terminated (in relation to that member only) for the purposes of Clause 21, on such JD Affiliate ceasing to be a member of the JohnsonDiversey Group.

20.	Termination of the Agreement of which this Schedule 4 forms part in accordance with its terms or of any Distribution Appointment by Unilever in accordance with this Schedule 4 or expiry of the Term shall not give JohnsonDiversey or any JD Affiliate any right to compensation other than (i) in connection with any rights or liabilities arising under this Schedule 4 prior to such termination; and (ii) any amounts payable under this Schedule 4.

21.	Termination of any Distribution Appointment pursuant to this Schedule 4 however caused shall be without prejudice to any rights or liabilities accrued at the date of termination. Upon termination:

(i)	each affected JD Affiliate shall promptly return to the appropriate Unilever Affiliate all technical, promotional and other materials, documents or papers whatsoever sent or provided to the JD Affiliates in connection with the Distribution Products (other than correspondence);

(ii)	each affected JD Affiliate shall return and sell to the appropriate Unilever Affiliate all (save to the extent required to meet outstanding orders or other binding commitments in accordance with sub-paragraph (iii) below) inventory of Products in saleable condition, for which the Unilever Affiliate shall pay the amount the JD Affiliate paid the Unilever Affiliate net of any applicable discounts or trade terms actually received;

(iii)	each affected JD Affiliate shall immediately cease the distribution, promotion and sale of Distribution Products save that in the event only of early termination such JD Affiliate may retain such inventory of Distribution Products as are reasonably required to meet prior outstanding orders or other binding commitments for the same from Professional Customers in the ordinary course of business during a period not exceeding twelve (12) months from termination; and

(iv)	all other rights and licenses of the JD Affiliates under this Schedule 4 shall terminate on the termination date.

Part C: UNILEVER AFFILIATES AND JD AFFILIATES

Territory	Unilever Affiliate	JD Affiliate
Argentina	Unilever de Argentina S.A.	JohnsonDiversey de Argentina S.A.
Australia	Unilever Australia Ltd	JohnsonDiversey Australia Pty Limited
Austria	Unilever Austria GmbH	Johnson Diversey Austria Trading GmbH
Belgium	Unilever Belgium BVBA	Johnson Diversey Belgium BVBA
Canada	Unilever Canada Inc.	JohnsonDiversey Canada, Inc.
Chile	Unilever Chile HPC Ltda	JohnsonDiversey Industrial y Comercial de Chile Limitada
Czech Republic	Unilever CR, spol. s. r.o.	JohnsonDiversey Ceska republika s.r.o.
Denmark	Unilever Danmark AS 45963128	JohnsonDiversey Filial af JohnsonDiversey UK Ltd., England
Finland	Unilever Finland Oy 0141907-3	Johnson Wax Professional Ltd., Suomen sivuliike
France	Unilever France	JohnsonDiversey (France) S.A.S.
Germany	Unilever Deutschland GmbH	JohnsonDiversey Deutschland GmbH & Co. OHG
Greece	Unilever Hellas A.E.B.E.	JohnsonDiversey Hellas S.A.
Hungary	Unilever Magyarorszag Kereskedelmi Kft.	JohnsonDiversey Hungary Manufacture and Trade Limited Liability Company
India	Hindustan Unilever Ltd	JohnsonDiversey India Private Limited
Indonesia	PT Unilever Indonesia Tbk	PT Diversey Indonesia
Italy	Unilever Italia s.r.l..	JohnsonDiversey S.p.A.
Kenya	Unilever Kenya Limited	JohnsonDiversey East Africa Limited
Netherlands	Unilever Nederland B.V.	JohnsonDiversey B.V.
New Zealand	Unilever New Zealand Ltd	JohnsonDiversey New Zealand Limited
Philippines	Unilever Philippines Inc	JohnsonDiversey Philippines, Inc.
Poland		JohnsonDiversey Polska Sp. z.o.o.
Romania	Unilever South Central Europe SRL	Johnson Diversey Romania S.R.L.
Russia	OOO ‘Unilever SNG’	JohnsonDiversey LLC
Slovakia	Unilever Slovensko, s.r.o.	JohnsonDiversey Slovensko, s.r.o.
South Africa	Unilever South Africa Home and Personal Care (Pty) Ltd	JohnsonDiversey South Africa (Pty) Ltd.
Spain	UNILEVER ESPAÑA, S.A.	JohnsonDiversey Espana, S.L.
Sweden	Unilever Sverige AB 556011-6146	JohnsonDiversey Sverige AB
Switzerland	Unilver Schweiz GmbH	JohnsonDiversey Europe B.V.
Thailand	Unilever Thai Holdings Limited	JohnsonDiversey (Thailand) Ltd.
Turkey	Unilever Sanayi ve Ticaret Turk AS	Diversey Kimya Sanayi ve Ticaret A.S.
United States	Unilever Supply Chain Inc, a wholly owned subsidiary of Conopco Inc.	JohnsonDiversey, Inc.

IN WITNESS of which this Agreement has been entered into on the date first written above.

Signed by	)
for and on behalf of	)	/s/ John Ripley
UNILEVER PLC	)

Signed by	)
for and on behalf of	)	/s/ John Ripley
UNILEVER N.V.	)

Signed by	)
for and on behalf of	)	/s/ Joseph F. Smorada
JOHNSONDIVERSEY, INC.	)